Exhibit 99.1

CENCORA REPORTS FISCAL 2024 FIRST QUARTER RESULTS
Revenue of $72.3 billion for the First Quarter, a 15.0% Percent Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $2.98 and Adjusted Diluted EPS of $3.28
Adjusted Diluted EPS Guidance Range Raised to $13.25 to $13.50 for Fiscal 2024

CONSHOHOCKEN, PA, January 31, 2024 - Cencora, Inc. (NYSE: COR) today reported that in its fiscal year 2024 first quarter ended December 31, 2023, revenue increased 15.0 percent year-over-year to $72.3 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.98 for the first quarter of fiscal 2024 compared to $2.33 in the prior year first quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 21.0 percent to $3.28 in the fiscal first quarter from $2.71 in the prior year first quarter.

    Cencora is updating its outlook for fiscal year 2024. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2024 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $12.70 to $13.00 to a range of $13.25 to $13.50.

“Cencora had an exceptional start to our fiscal 2024 year, delivering strong results as we capitalize on the strength of the trends in our business, continue to prioritize customer centricity and enhance the services we provide, further differentiating the value we bring to our customers and stakeholders,” said Steven H. Collis, Chairman, President, and Chief Executive Officer at Cencora.

“As we look ahead to the rest of our fiscal year, we are focused on executing on our pharmaceutical-centric strategy and capturing opportunities through the robust capabilities our business offers within the ever-changing healthcare landscape,” continued Mr. Collis. “I remain inspired by our team members’ drive to deliver on our purpose by demonstrating passion and adaptability as we work through a complex, global healthcare system to improve lives every day.”

First Quarter Fiscal Year 2024 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$72.3B	$72.3B
Gross Profit	$2.5B	$2.4B
Operating Expenses	$1.6B	$1.5B
Operating Income	$823M	$886M
Interest Expense, Net	$41M	$41M
Effective Tax Rate	23.0%	21.0%
Net Income Attributable to Cencora, Inc.	$602M	$661M
Diluted Earnings Per Share	$2.98	$3.28
Diluted Shares Outstanding	201.8M	201.8M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

First Quarter GAAP Results

•Revenue: In the first quarter of fiscal 2024, revenue was $72.3 billion, up 15.0 percent compared to the same quarter in the previous fiscal year, reflecting a 15.9 percent increase in revenue within U.S. Healthcare Solutions and a 6.9 percent increase in revenue within International Healthcare Solutions.

•Gross Profit: Gross profit in the first quarter of fiscal 2024 was $2.5 billion, a 15.0 percent increase compared to the same period in the previous fiscal year, primarily due to increases in gross profit in both reportable segments and a LIFO credit in the current year quarter in comparison to LIFO expense in the prior year quarter. Gross profit as a percentage of revenue was 3.42 percent, an increase of 1 basis point from the prior year quarter.

•Operating Expenses: In the first quarter of fiscal 2024, operating expenses were $1.6 billion, an 8.8 percent increase compared to the same period in the previous fiscal year, driven by increases in distribution, selling, and administrative expenses and amortization expense. This increase was partially offset by a $0.1 billion opioid litigation settlement accrual reduction primarily as a result of our commitment, which we made in December 2023, to prepay the net present value of a future obligation as permitted under our opioid settlement agreements. The prepayment was made in January 2024.

•Operating Income: In the first quarter of fiscal 2024, operating income was $822.9 million, a 30.0 percent increase compared to the same period in the previous fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income as a percentage of revenue was 1.14 percent in the first quarter of fiscal 2024, an increase of 13 basis points when compared to the prior year quarter.

•Interest Expense, Net: In the first quarter of fiscal 2024, net interest expense of $40.6 million decreased 11.8 percent versus the prior year quarter primarily due to an increase in interest income as a result of higher investment interest rates in the current year quarter in comparison to the prior year quarter and a decrease in interest expense primarily due to the September 30, 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt.

•Effective Tax Rate: The effective tax rate was 23.0 percent for the first quarter of fiscal 2024 and included a discrete tax expense. The effective tax rate was 19.8 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $2.98 in the first quarter of fiscal 2024, a 27.9 percent increase compared to $2.33 in the previous fiscal year’s first quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal 2024 were 201.8 million, a decrease of 2.2 percent versus the prior fiscal year first quarter primarily as a result of share repurchases.

First Quarter Adjusted (non-GAAP) Results

•Revenue: In the first quarter of fiscal 2024, revenue was $72.3 billion, up 15.0 percent compared to the same quarter in the previous fiscal year, reflecting a 15.9 percent increase in revenue within U.S. Healthcare Solutions and a 6.9 percent increase in revenue within International Healthcare Solutions. On a constant currency basis, revenue was up 15.2 percent, reflecting 8.7 percent constant currency growth in International Healthcare Solutions revenue.

•Adjusted Gross Profit: Adjusted gross profit in the first quarter of fiscal 2024 was $2.4 billion, a 12.5 percent increase compared to the same period in the previous fiscal year due to increases in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 3.31 percent in the fiscal 2024 first quarter, a decrease of 7 basis points from the prior year quarter, due to the decline in the U.S. Healthcare Solutions gross profit margin related to increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower gross profit margins, partially offset by increased sales of COVID-19 vaccines, which have higher gross profit margins.

•Adjusted Operating Expenses: In the first quarter of fiscal 2024, adjusted operating expenses were $1.5 billion, an 8.1 percent increase compared to the same period in the previous fiscal year, primarily driven by an increase in distribution, selling, and administrative expenses to support the growth in our businesses.

•Adjusted Operating Income: In the first quarter of fiscal 2024, adjusted operating income was $885.7 million, a 20.7 percent increase compared to the same period in the prior fiscal year, driven by a 22.0 percent increase in U.S. Healthcare Solutions and a 16.3 percent increase in International Healthcare Solutions. On a constant currency basis, the Company’s adjusted operating income increased 21.6 percent compared to the prior year quarter. On a constant currency basis, International Healthcare Solutions segment operating income increased 20.2 percent. Adjusted operating income as a percentage of revenue was 1.23% in the fiscal 2024 first quarter, an increase of 6 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the first quarter of fiscal 2024, net interest expense of $40.6 million decreased 11.8 percent versus the prior year quarter primarily due to an increase in interest income as a result of higher investment interest rates in the current year quarter in comparison to the prior year quarter and a decrease in interest expense primarily due to the September 30, 2023 divestiture of our less-than-wholly-owned subsidiary in Egypt.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.0 percent for the first quarter of fiscal 2024 compared to 19.1 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $3.28 in the first quarter of fiscal 2024, a 21.0% increase compared to $2.71 in the previous fiscal year’s first quarter. On a constant currency basis, adjusted diluted earnings per share increased 21.8 percent compared to the prior year quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the first quarter of fiscal 2024 were 201.8 million, a decrease of 2.2 percent versus the prior fiscal year first quarter primarily as a result of share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $65.2 billion in the first quarter of fiscal 2024, an increase of 15.9 percent compared to the same quarter in the previous fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, increased sales of specialty products to physician practices and health systems, and increased sales of COVID-19 vaccines. Segment operating income of $698.1 million in the first quarter of fiscal 2024 was up 22.0 percent compared to the same period in the previous fiscal year reflecting an increase in gross profit, partially offset by an increase in operating expenses.

International Healthcare Solutions

    Revenue in International Healthcare Solutions was $7.1 billion in the first quarter of fiscal 2024, an increase of 6.9 percent from the previous fiscal year’s first quarter primarily due to increased sales in our European distribution business and increased sales in our Canadian business. Segment operating income in the first quarter of fiscal 2024 was $187.6 million, an increase of 16.3 percent, primarily due to higher operating income at our global specialty logistics business, the January 2023 acquisition of PharmaLex, and growth at our Canadian business, partially offset by foreign currency pressure and higher information technology expenses in our European distribution business, and the September 2023 divestiture of the Company’s less-than-wholly-owned subsidiary in Egypt, which was profitable in the prior year quarter. On a constant currency basis, International Healthcare Solutions revenue and operating income increased by 8.7 percent and 20.2 percent, respectively.

Recent Company Highlights & Milestones

•Cencora’s premier global specialty logistics business announced expansion of storage capacity and cold chain capabilities with three new transport stations in the United States.
•Cencora earned a top score in Human Rights Campaign Foundation’s 2023-2024 Corporate Equality Index.
•On January 30, 2024, Cencora released its 2023 ESG Reporting Index and microsite, detailing the impact of its environmental, social, and governance programs and progress. For the sixth year in a row, selected information within the 2023 report was assured by ERM Certification and Verification Services.
Fiscal Year 2024 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2024 Expectations on an Adjusted (non-GAAP) Basis

Cencora is updating its fiscal year 2024 financial guidance to reflect its expected strong business performance for the full fiscal year, including the incremental contributions from commercial COVID-19 vaccine distribution in the first quarter. The Company’s previously communicated expectations for exclusive COVID-19 treatment contributions remain unchanged. The Company now expects:

•Revenue growth to be in the range of 10 to 12 percent, up from the previous range of 7 to 10 percent;
◦U.S. Healthcare Solutions revenue growth to be in the range of 11 to 13 percent, up from the previous range of 7 to 10 percent; and
•Adjusted diluted earnings per share to be in the range of $13.25 to $13.50, up from the previous range of $12.70 to $13.00.

Additional expectations now include:

•Adjusted consolidated operating income growth to be in the range of 8 to 10 percent, up from the previous range of 4 to 6 percent. Excluding certain contributions related to COVID-19, adjusted consolidated operating income growth to be in the range of 11 to 13 percent, up from the previous range of 7 to 9 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 9 to 11 percent, up from the previous range of 4 to 7 percent. Expectations for segment operating income growth excluding exclusive COVID-19 therapy contributions to be in the range of 12 to 14 percent, up from the previous range of 7 to 10 percent;
◦International Healthcare Solutions segment operating income growth to be in the range of 5 to 8 percent, up from the previous range of 1 to 4 percent;
•Net interest expense to be in the range of $185 to $215 million, down from the previous range of $210 to $230 million; and
•For additional details regarding updated guidance expectations on a constant currency and ex-COVID-19 contribution basis, please refer to our slide presentation for investors.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.51 per common share, payable February 26, 2024, to stockholders of record at the close of business on February 9, 2024.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on January 31, 2024. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 457478. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States, dial +1 (929) 458-6194. The access code for the replay is 308642.

Upcoming Investor Event

Cencora management will be attending the following investor event in the coming months:

•Barclays Global Healthcare Conference March 14, 2024.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #11 on the Fortune 500 and #24 on the Global Fortune 500 with more than $250 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,”, “estimate,” "expect," “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September, 30, 2023 and elsewhere in that report and (ii) other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2023	% of Revenue	Three Months Ended December 31, 2022	% of Revenue	% Change
Revenue	$72,252,833		$62,846,832		15.0%

Cost of goods sold	69,784,021		60,700,879		15.0%

Gross profit [1]	2,468,812	3.42%	2,145,953	3.41%	15.0%

Operating expenses:
Distribution, selling, and administrative	1,398,747	1.94%	1,290,928	2.05%	8.4%
Depreciation and amortization	270,603	0.37%	171,940	0.27%	57.4%
Litigation and opioid-related (credit) expenses [2]	(78,917)		12,706
Acquisition-related deal and integration expenses	21,063		20,996
Restructuring and other expenses	34,441		16,240
Total operating expenses	1,645,937	2.28%	1,512,810	2.41%	8.8%

Operating income	822,875	1.14%	633,143	1.01%	30.0%

Other income, net	(1,087)		(6,328)
Interest expense, net	40,564		46,016		(11.8)%

Income before income taxes	783,398	1.08%	593,455	0.94%	32.0%

Income tax expense	180,390		117,285

Net income	603,008	0.83%	476,170	0.76%	26.6%

Net (income) loss attributable to noncontrolling interests	(1,508)		3,575

Net income attributable to Cencora, Inc.	$601,500	0.83%	$479,745	0.76%	25.4%

Earnings per share:
Basic	$3.01		$2.35		28.1%
Diluted	$2.98		$2.33		27.9%

Weighted average common shares outstanding:
Basic	200,081		204,032		(1.9)%
Diluted	201,837		206,327		(2.2)%
 ________________________________________

1    Includes a $48.2 million gain from antitrust litigation settlements, a $48.4 million LIFO credit, and Turkey foreign currency remeasurement expense of $17.2 million in the three months ended December 31, 2023. Includes a $49.9 million gain from antitrust litigation settlements, a $25.1 million LIFO expense, and Turkey foreign currency remeasurement expense of $3.6 million in the three months ended December 31, 2022.
2    The three months ended December 31, 2023 includes a net $92.2 million opioid litigation settlement accrual reduction primarily as a result of the Company’s commitment, which it made in December 2023, to prepay the net present value of a future obligation as permitted under its opioid settlement agreements.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,468,812	$1,645,937	$822,875	$783,398	$180,390	$(1,508)	$601,500	$2.98

Gains from antitrust litigation settlements	(48,248)	—	(48,248)	(48,248)	(10,456)	—	(37,792)	(0.19)

LIFO credit	(48,445)	—	(48,445)	(48,445)	(10,498)	—	(37,947)	(0.19)

Turkey highly inflationary impact	17,226	—	17,226	16,919	—	—	16,919	0.08

Acquisition-related intangibles amortization	—	(165,724)	165,724	165,724	35,913	(435)	129,376	0.64

Litigation and opioid-related credit, net [1]	—	78,917	(78,917)	(78,917)	(12,028)	—	(66,889)	(0.33)

Acquisition-related deal and integration expenses	—	(21,063)	21,063	21,063	4,564	—	16,499	0.08

Restructuring and other expenses	—	(34,441)	34,441	34,441	7,463	—	26,978	0.13

Loss on remeasurement of equity investment	—	—	—	10,201	—	—	10,201	0.05

Other, net	—	—	—	222	(109)	—	331	—

Tax reform [2]	—	—	—	(16,685)	(18,916)	—	2,231	0.01

Adjusted Non-GAAP	$2,389,345	$1,503,626	$885,719	$839,673	$176,323	$(1,943)	$661,407	$3.28	[3]

Adjusted Non-GAAP % change vs. prior year	12.5%	8.1%	20.7%	21.9%	34.0%		18.2%	21.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.42%	3.31%
Operating expenses	2.28%	2.08%
Operating income	1.14%	1.23%

________________________________________

1 Includes a net $92.2 million opioid litigation settlement accrual reduction primarily as a result of the Company's commitment, which it made in December 2023, to prepay the net present value of a future obligation as permitted under its opioid settlement agreements.

2 Tax expense relating to 2020 Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interests	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,145,953	$1,512,810	$633,143	$593,455	$117,285	$3,575	$479,745	$2.33

Gains from antitrust litigation settlements	(49,899)	—	(49,899)	(49,899)	(11,659)	—	(38,240)	(0.19)

LIFO expense	25,050	—	25,050	25,050	5,853	—	19,197	0.09

Turkey highly inflationary impact	3,584	—	3,584	3,986	—	—	3,986	0.02

Acquisition-related intangibles amortization	—	(71,878)	71,878	71,878	16,795	(1,158)	53,925	0.26

Litigation and opioid-related expenses	—	(12,706)	12,706	12,706	2,969	—	9,737	0.05

Acquisition-related deal and integration expenses	—	(20,996)	20,996	20,996	4,906	—	16,090	0.08

Restructuring and other expenses	—	(16,240)	16,240	16,240	3,794	—	12,446	0.06

Recovery of non-customer note receivable	—	—	—	(1,148)	—	—	(1,148)	(0.01)

Tax reform [1]	—	—	—	(4,457)	(8,364)	—	3,907	0.02

Adjusted Non-GAAP	$2,124,688	$1,390,990	$733,698	$688,807	$131,579	$2,417	$559,645	$2.71

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.41%	3.38%
Operating expenses	2.41%	2.21%
Operating income	1.01%	1.17%
________________________________________

1 Tax expense relating to 2020 Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, the latter of which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2023	2022	% Change
U.S. Healthcare Solutions	$65,183,802	$56,236,579	15.9%
International Healthcare Solutions	7,070,227	6,611,278	6.9%
Intersegment eliminations	(1,196)	(1,025)

Revenue	$72,252,833	$62,846,832	15.0%

	Three Months Ended December 31,
Operating income	2023	2022	% Change
U.S. Healthcare Solutions	$698,124	$572,416	22.0%
International Healthcare Solutions	187,595	161,282	16.3%
Total segment operating income	885,719	733,698	20.7%

Gains from antitrust litigation settlements	48,248	49,899
LIFO credit (expense)	48,445	(25,050)
Turkey highly inflationary impact	(17,226)	(3,584)
Acquisition-related intangibles amortization	(165,724)	(71,878)
Litigation and opioid-related credit (expenses)	78,917	(12,706)
Acquisition-related deal and integration expenses	(21,063)	(20,996)
Restructuring and other expenses	(34,441)	(16,240)
Operating income	$822,875	$633,143	30.0%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.41%	2.46%
Operating expenses	1.34%	1.45%
Operating income	1.07%	1.02%

International Healthcare Solutions
Gross profit	11.56%	11.17%
Operating expenses	8.91%	8.73%
Operating income	2.65%	2.44%

Cencora, Inc. (GAAP)
Gross profit	3.42%	3.41%
Operating expenses	2.28%	2.41%
Operating income	1.14%	1.01%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.31%	3.38%
Adjusted operating expenses	2.08%	2.21%
Adjusted operating income	1.23%	1.17%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2023	2023
ASSETS

Current assets:
Cash and cash equivalents	$2,872,351	$2,592,051
Accounts receivable, net	21,576,594	20,911,081
Inventories	18,652,240	17,454,768
Right to recover assets	1,242,978	1,314,857
Prepaid expenses and other	514,568	526,069
Total current assets	44,858,731	42,798,826

Property and equipment, net	2,117,283	2,135,171
Goodwill and other intangible assets	14,036,973	14,005,900
Deferred income taxes	218,325	200,667
Other long-term assets	3,458,985	3,418,182

Total assets	$64,690,297	$62,558,746

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$47,743,474	$45,836,037
Accrued expenses and other	2,437,219	2,353,817
Short-term debt	592,779	641,344
Total current liabilities	50,773,472	48,831,198

Long-term debt	4,185,944	4,146,113

Accrued income taxes	335,293	310,676
Deferred income taxes	1,690,785	1,657,944
Accrued litigation liability	4,731,945	5,061,795
Other long-term liabilities	1,911,602	1,884,733

Total equity	1,061,256	666,287

Total liabilities and stockholders’ equity	$64,690,297	$62,558,746

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2023	2022
Operating Activities:
Net income	$603,008	$476,170
Adjustments to reconcile net income to net cash provided by operating activities	336,514	242,947
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(504,086)	(59,872)
Inventories	(1,095,530)	(1,178,035)
Accounts payable	1,765,103	1,381,079
Other, net	(219,852)	(152,209)
Net cash provided by operating activities	885,157	710,080

Investing Activities:
Capital expenditures	(74,217)	(75,727)
Prefunded business acquisition	—	(1,438,124)
Other, net	8,417	2,693
Net cash used in investing activities	(65,800)	(1,511,158)

Financing Activities:
Net debt repayments	(10,469)	(10,518)
Purchases of common stock [1]	(385,533)	(807,214)
Exercises of stock options	10,926	21,863
Cash dividends on common stock	(105,690)	(99,713)
Employee tax withholdings related to restricted share vesting	(56,248)	(65,217)
Other, net	(4,655)	(3,145)
Net cash used in financing activities	(551,669)	(963,944)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	15,544	84,140

Increase (decrease) in cash, cash equivalents, and restricted cash	283,232	(1,680,882)

Cash, cash equivalents, and restricted cash at beginning of period [2]	2,752,889	3,593,539

Cash, cash equivalents, and restricted cash at end of period [2]	$3,036,121	$1,912,657

________________________________________
1 Includes $28.4 million of purchases in September 2022 that cash settled in October 2022.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

	December 31, 2023	September 30, 2023	December 31, 2022	September 30, 2022
Cash and cash equivalents	$2,872,351	$2,592,051	$1,692,205	$3,388,189
Restricted cash (included in Prepaid Expenses and Other)	99,796	97,722	159,599	144,980
Restricted cash (included in Other Long-Term Assets)	63,974	63,116	60,853	60,370
Cash, cash equivalents, and restricted cash	$3,036,121	$2,752,889	$1,912,657	$3,593,539

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses (credit); acquisition-related deal and integration expenses; and restructuring and other expenses. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses (credit) that is unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on remeasurement of an equity investment, the recovery of a non-customer note receivable, a foreign currency gain, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, certain expenses relating to 2020 Swiss tax reform are excluded from adjusted income tax expense for the three months ended December 31, 2023 and 2022. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income/loss attributable to noncontrolling interests: Adjusted net income/loss attributable to noncontrolling interests excludes the non-controlling interest portion of the same items described above. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to Cencora.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Turkey highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related expenses (credit); acquisition-related deal and integration expenses; restructuring and other expenses; the loss on remeasurement of an equity investment; recovery of a non-customer note receivable; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax expense (benefit), and the per share impact of certain expenses relating to 2020 Swiss tax reform for the three months ended December 31, 2023 and 2022 are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the three months ended December 31, 2023, adjusted free cash flow of $762.7 million consisted of net cash provided by operating activities of $885.2 million, minus capital expenditures of $74.2 million and the gains from antitrust litigation settlements of $48.2 million. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the first quarter of fiscal 2024, (i) revenue of $72.3 billion was negatively impacted by foreign currency translation of $119 million, resulting in revenue on a constant currency basis of $72.4 billion, and (ii) operating income of $886 million was negatively impacted by foreign currency translation of $6 million, resulting in operating income on a constant currency basis of $892 million. For the first quarter of fiscal 2024 in the International Healthcare Solutions segment, (i) revenue of $7.1 billion was negatively impacted by foreign currency translation of $119 million, resulting in revenue on a constant currency basis of $7.2 billion, and (ii) operating income of $188 million was negatively impacted by foreign currency translation of $6 million, resulting in operating income on a constant currency basis of $194 million.

In addition, the Company has provided non-GAAP fiscal year 2024 guidance for diluted earnings per share, operating income, effective income tax rate, and free cash flows that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
610-727-3693
bennett.murphy@cencora.com

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